Exhibit 10.10

UNDER ARMOUR, INC. DEFERRED COMPENSATION PLAN
PLAN DOCUMENT

AMENDMENT AND RESTATEMENT
EFFECTIVE JULY 1, 2018

TABLE OF CONTENTS
Purpose 1
ARTICLE 1 Definitions 1
ARTICLE 2 Selection/Enrollment/Eligibility 8
2.1 Eligibility 8
2.2 Enrollment Requirements 8
2.3 Commencement of Participation 8
2.4 Termination of Participation and/or Deferrals 9
ARTICLE 3 Deferral Commitments/Company Contributions/Crediting/Taxes 9
3.1 Minimum Deferral. 9
3.2 Maximum Deferral 9
3.3 Election to Defer/Change in Election 10
3.4 Withholding of Annual Deferral Amounts 12
3.5 Annual Company Discretionary Amount 12
3.6 Annual Company Matching Amount 12
3.7 Investment of Trust Assets 13
3.8 Vesting 13
3.9 Crediting/Debiting of Account Balances 14
3.10 FICA and Other Taxes 17
3.11 Distributions 17
ARTICLE 4 Short-Term Payout/Unforeseeable Financial Emergencies 18
4.1 Short-Term Payout 18
4.2 Other Benefits Take Precedence Over Short-Term Payout 18
4.3 Withdrawal Payout/Suspensions for Unforeseeable Financial Emergencies 19
ARTICLE 5 Retirement Benefit 19
5.1 Retirement Benefit 19
5.2 Payment of Retirement Benefit 19
5.3 Other Benefits Take Precedence Over Retirement Benefits 20
ARTICLE 6 Survivor Benefit 21
6.1 Pre-Retirement Survivor Benefit 21
6.2 Payment of Pre-Retirement Survivor Benefit 21
6.3 Death Prior to Completion of Retirement Benefit or Termination Benefit 21
ARTICLE 7 Termination Benefit 21
7.1 Termination Benefit 21
7.2 Payment of Termination Benefit 21

ARTICLE 8 Disability Waiver and Benefit 22
8.1 Disability Waiver 22

8.2 Disability Benefit/Payment of Disability Benefit 22
ARTICLE 9 Beneficiary Designation 22
9.1 Beneficiary 22
9.2 Beneficiary Designation/Change 23
9.3 Acknowledgment 23
9.4 No Beneficiary Designation 23
9.5 Doubt as to Beneficiary 23
9.6 Discharge of Obligations 23
ARTICLE 10 Leave of Absence 24
10.1 Paid Leave of Absence 24
ARTICLE 11 Termination/Amendment/Modification 24
11.1 Termination 24
11.2 Amendment 25
11.3 Plan Agreement 26
11.4 Effect of Payment 26
11.5 Amendment to Ensure Proper Characterization of the Plan 26
11.6 Changes in Law Affecting Taxability 26
11.7 Prohibited Acceleration/Distribution Timing 27
ARTICLE 12 Administration 27
12.1 Administration 27
12.2 Determinations 28
12.3 General 28
ARTICLE 13 Other Benefits and Agreements 29
13.1 Coordination with Other Benefits 29
ARTICLE 14 Claims Procedures 29
14.1 Scope of Claims Procedures 29
14.2 Initial Claim 29
14.3 Review Procedures 30
14.4 Calculation of Time Periods 31
14.5 Legal Action 31
14.6 Committee Review 31
ARTICLE 15 Trust 32
15.1 Establishment of the Trust 32
15.2 Interrelationship of the Plan and the Trust 32
15.3 Distributions from the Trust 32

ARTICLE 16 Miscellaneous 32
16.1 Status of Plan 32
16.2 Unsecured General Creditor 32
16.3 Company’s Liability 33
16.4 Nonassignability 33

16.5 Not a Contract of Employment 33
16.6 Furnishing Information 33
16.7 Terms 33
16.8 Captions 34
16.9 Governing Law 34
16.10 Notice 34
16.11 Successors 34
16.12 Spouse’s Interest. 34
16.13 Validity 34
16.14 Incompetent 35
16.15 Court Order 35
16.16 Distribution in the Event of Taxation 35
16.17 Insurance 36
16.18 Aggregation of Employers 36
16.19 Aggregation of Plans 36
16.20 USERRA 36
16.21 Acceleration of Distribution 37
16.22 Delay in Payment 37

UNDER ARMOUR, INC. DEFERRED COMPENSATION PLAN
Amendment and Restatement Effective July 1, 2018 Purpose
The purpose of the Under Armour, Inc. Deferred Compensation Plan (the “Plan”) is to provide specified benefits to a select group of management or highly compensated employees of Under Armour, Inc. The Plan shall be unfunded for tax purposes and for purposes of Title I of the Employee Retirement Income Security Act of 1974, as amended. The Plan is intended to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, as added by the American Jobs Creation Act of 2004 and the Treasury regulations or any other authoritative guidance issued thereunder. The purpose of this amendment and restatement of the Plan is to make certain design changes, technical changes and clarifications to the Plan.

ARTICLE 1
Definitions

For purposes of this Plan, unless otherwise clearly apparent from the context, the following phrases or terms shall have the following indicated meanings:

1.1 “Account Balance” shall mean, with respect to a Participant, a credit on the records of the Company equal to the sum of (i) the Deferral Account balance,
(ii) the Company Make-Up Account balance and (iii) the Company Discretionary Account balance, if any. The Account Balance, and each other specified account balance, shall be a bookkeeping entry only and shall be utilized solely as a device for the measurement and determination of the amounts to be paid to a Participant, or his or her designated Beneficiary, pursuant to the Plan.

1.2 “Administrator” shall mean the Chief Human Resources Officer of the Company, who shall be responsible for the general administration of the Plan except as otherwise specified.

1.3 “Annual Base Salary” shall mean the annual cash compensation relating to services performed during any calendar year, whether or not paid in such calendar year or included on the Federal Income Tax Form W-2 for such calendar year, excluding Incentive Payments, any other bonuses, commissions, overtime, fringe benefits, stock options, relocation expenses, non-monetary awards, fees,automobile and other allowances paid to a Participant for employment services rendered (whether or not such allowances are included in the Employee’s gross income). Annual Base Salary shall not include amounts that are paid by a third party such as an insurer rather than by the Company through its payroll, such as short-term disability pay or maternity or paternity leave paid by a third party.

Annual Base Salary shall be calculated without regard to any reductions for compensation voluntarily deferred or contributed by the Participant pursuant to all qualified or non-qualified plans of the Company (and therefore shall be calculated to include amounts not otherwise included in the Participant’s gross income under Code Sections 125, 402(e)(3), 402(h) or 403(b) pursuant to plans established by the Company).

1.4 “Annual Company Discretionary Amount” shall mean, for the Plan Year of reference, the amount determined in accordance with Section 3.5.

1.5 “Annual Company Make-Up Amount” shall mean for the Plan Year of reference, the amount determined in accordance with Section 3.6.

1.6 “Annual Deferral Amount” shall mean, with respect to any Plan Year, that portion of a Participant’s Annual Base Salary and/or Incentive Payments that a Participant elects (subject to Section 3.10) to have, and is, deferred in accordance with Article 3, for that Plan Year. Annual Base Salary and/or Incentive Payments shall be considered as part of the Annual Deferral Amount for the Plan Year in which such amounts would have been payable in the absence of the Participant's deferral election (e.g., Incentive Payments deferred pursuant to a deferral election made by December 2019 or June 2020 (if such Incentive Payments are Performance-Based Compensation and the Administrator has permitted a later deferral election) shall be considered as part of the Participant's 2021 Annual Deferral Amount). In the event of a Participant’s Disability (if deferrals cease in accordance with Section 3.3(c), death or Termination of Employment prior to the end of a Plan Year, such year’s Annual Deferral Amount shall be the actual amount withheld prior to such event.

1.7 “Beneficiary” shall mean one or more persons, trusts, estates or other entities, designated in accordance with Article 9, that are entitled to receive benefits under this Plan upon the death of a Participant.

1.8 “Beneficiary Designation Form” shall mean the form established from time to time by the Administrator that a Participant completes, signs and returns to the Administrator to designate one or more Beneficiaries (which form may take the form of an electronic transmission, if required or permitted by the Administrator).

1.9 “Board” shall mean the board of directors of the Company or, if the Board so directs, the Compensation Committee appointed by the Board of Directors acting on behalf of the Board in the exercise of any and all powers and duties of the Board pursuant to this Plan.

1.10 “Claimant” shall have the meaning set forth in Section 12.1.

1.11 “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

1.12 “Company” shall mean Under Armour, Inc., a Maryland Corporation, including its subsidiaries and affiliates and any successor to all or substantially all of the Company’s assets or business.

1.13 “Company Discretionary Account” shall mean (i) the sum of the Participant’s Annual Company Discretionary Amounts, plus (ii) amounts credited or debited in accordance with all the applicable crediting provisions of this Plan that relate to the Participant’s Company Discretionary Account, less (iii) all distributions made to the Participant or his or her Beneficiary pursuant to this Plan that relate to the Participant’s Company Discretionary Account.

1.14 “Company Make-Up Account” shall mean (i) the sum of all of a Participant’s Annual Company Make-Up Amounts, plus (ii) amounts credited or debited in accordance with all the applicable crediting provisions of this Plan that relate to the Participant’s Company Make-Up Account, less (iii) all distributions made to the Participant or his or her Beneficiary pursuant to this Plan that relate to the Participant’s Company Make-Up Account.

1.15 “Compensation Committee” shall mean the committee appointed by the Board of Directors of the Company, acting in accordance with the provisions of this Plan.

1.16 “Deduction Limitation” shall mean the following described limitation on a benefit that may otherwise be distributable pursuant to the provisions of this Plan. Except as otherwise provided, this limitation shall be applied to all distributions that are “subject to the Deduction Limitation” under this Plan. A payment may be delayed to the extent that the Compensation Committee reasonably anticipates that if the payment were made as scheduled, the Company’s deduction with respect to such payment would not be permitted due to the application of Code Section 162(m), provided that the payment is made either during the Participant’s first taxable year in which the Compensation Committee reasonably anticipates, or should reasonably anticipate, that if the payment is made during such year, the deduction of such payment will not be barred by application of Code Section 162(m) or during the period beginning with the date of the Participant's Termination of Employment and ending on the later of the last day of the taxable year of the Company in which occurs the Participant’s Termination of Employment or the fifteenth (15th) day of the third (3rd) month following the Participant’s Termination of Employment, and subject to such other terms and conditions as provided in Section 1.409A-2(b)(7)(i) of the Treasury regulations; and provided further that if the affected Participant is a Specified Employee, and the delay is of a Termination Benefit or a Short-Term Payout that has been delayed to a date on or after the Participant’s Separation from Service, then the payment shall be made either during the Participant’s first taxable year in which the Compensation Committee reasonably anticipates, or should reasonably anticipate, that if the payment is made during such year, the deduction of such payment will not be barred by application of Code Section 162(m) or during the period beginning with the date that is six (6) months after the date of the Participant's Termination of Employment and ending on the later of the last day of the taxable year of the Company in which falls the date that is six (6) months after the date of the Participant’s Termination of Employment or the fifteenth (15th) day of the third (3rd) month following the date that is six (6) months after the date of the Participant’s Termination of Employment. Any amounts deferred pursuant to this limitation shall continue to be credited or debited with additional amounts in accordance with Section 3.09 below, even if such amount is being paid out in installments.

1.17 “Deferral Account” shall mean (i) the sum of all of a Participant’s Annual Deferral Amounts, plus (ii) amounts credited or debited in accordance with all the applicable crediting provisions of this Plan that relate to the Participant’s Deferral Account, less (iii) all distributions made to the Participant or his or her Beneficiary pursuant to this Plan that relate to his or her Deferral Account.

1.18 “Disability” or “Disabled” shall mean a period of disability during which a Participant (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months; (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering Employees of the Company; or (iii) is determined to be totally disabled by the Social Security Administration.

1.19 “Disability Benefit” shall mean the benefit set forth in Article 7.

1.20 “Effective Date” shall mean the effective date of this amendment and restatement of the Plan, which is July 1, 2018.

1.21 “Election Form” shall mean the form or forms established from time to time by the Administrator that a Participant completes, signs and returns to the Administrator to make an election under the Plan (which form or forms may take the form of an electronic transmission, if required or permitted by the Administrator).

1.22 “Employee” shall mean an individual who the Company treats as an “employee” for Federal income tax withholding purposes.
1.23  “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time.

1.24 “401(k) Plan” shall mean the Under Armour 401(k) Plan, as it may be amended from time to time.

1.25 “Incentive Payments” shall mean any compensation paid to a Participant under any incentive plans or bonus arrangements of the Company with respect to which the Administrator in its discretion permits Participant deferral elections to be made hereunder, relating to services performed during any calendar year, whether or not paid in such calendar year or included on the Federal Income Tax Form W-2 for such calendar year. Incentive Payments shall not include amounts that are paid by a third party such as an insurer rather than by the Company through its payroll, such as short-term disability pay or maternity or paternity leave paid by a third party.

1.26 “Measurement Funds” shall have the meaning set forth in Section 3.9(d).

1.27 “Participant” shall mean any Employee who is selected by the Compensation Committee to participate in the Plan, provided such individual (i) elects to participate in the Plan, (ii) signs a Plan Agreement, an Election Form(s) and a Beneficiary Designation Form, (iii) has his or her signed Plan Agreement, Election Form(s) and Beneficiary Designation Form accepted by the Administrator, (iv) commences participation in the Plan, and (v) has not had his or her Plan Agreement terminated. A former Employee with a vested Account Balance shall also be a Participant. A spouse or former spouse of a Participant shall not be treated as a Participant in the Plan or have an Account Balance under the Plan under any circumstance; provided, however, that a Beneficiary of a Participant shall be permitted to make such elections and/or receive such amounts following the Participant's death as are specifically provided under this Plan.

1.28 "Performance-Based Compensation" shall mean that portion of a Participant's Incentive Payments the amount of which, or the entitlement to which, is contingent on the satisfaction of pre-established organizational or individual performance criteria relating to a performance period of at least twelve (12) consecutive months, and which satisfies the requirements for "performance-based compensation" under Section 409A including the requirement that the performance criteria be established in writing by not later than ninety (90) days after the commencement of the period of service to which the criteria relates and the outcome is substantially uncertain at the time the criteria are established.

1.29 “Plan” shall mean this Under Armour, Inc. Deferred Compensation Plan, as evidenced by this instrument and by each Plan Agreement, as they may be amended from time to time.

1.30 “Plan Agreement” shall mean a written agreement (which may take the form of an electronic transmission, if required or permitted by the Administrator), as may be amended from time to time, which is entered into by and between the Company and a Participant. Each Plan Agreement executed by a Participant and the

Company shall provide for the entire benefit to which such Participant is entitled under the Plan; should there be more than one Plan Agreement, the Plan Agreement bearing the latest date of acceptance by the Company shall supersede all previous Plan Agreements in their entirety and shall govern such entitlement. The terms of any Plan Agreement may be different for any Participant, and any Plan Agreement may provide additional benefits not set forth in the Plan or limit the benefits otherwise provided under the Plan; provided, however, that any such additional benefits or benefit limitations must be agreed to by both the Company and the Participant. In the Plan Agreement, each Participant shall acknowledge that he or she accepts all of the terms of the Plan including the discretionary authority of the Compensation Committee and Administrator as set forth in Article 10.

The preceding notwithstanding, an additional Plan Agreement may be entered into by and between a Participant and the Company for each Plan Year in which an Annual Company Discretionary Amount is credited on behalf of that Participant, in which case (i) each such additional Plan Agreement shall not be superseded by any previous Plan Agreement, but rather shall govern the portion of the Participant's Plan benefit attributable to the Annual Company Discretionary Amount to which such additional Plan Agreement relates, and (ii) the term Plan Agreement, as used herein, shall include these additional Plan Agreements.

1.31 “Plan Year” shall mean a period beginning on January 1 of each calendar year and continuing through December 31 of such calendar year during which this Plan is in effect.

1.32 “Pre-Termination Survivor Benefit” shall mean the benefit set forth in Article 6.

1.33 “Retirement” or “Retires” shall mean Termination of Employment on or after the later of attainment of (i) age sixty-five (65), or (ii) age fifty-five
1.34 (55) with ten (10) Years of Service.“Section 409A” shall mean Code Section 409A and the Treasury regulations or other authoritative guidance issued thereunder.

1.35 “Separation from Service" shall mean, with respect to a Participant who is an employee of the Company, the Participant's separation from service, within the meaning of Section 409A, treating as a Separation from Service an anticipated permanent reduction in the level of bona fide services the Participant will perform for the Company after a certain date, whether as an employee or as an independent contractor, to twenty percent (20%) or less of the average level of bona fide services performed by the Participant for the Company, whether as an employee or as an independent contractor, over the immediately preceding thirty-six (36) month period (or the full period during which the Participant performed services for the Company, if that is less than thirty-six (36) months). For this purpose, upon a sale or other disposition of the assets of the Company to an unrelated purchaser, the Administrator reserves the right to the extent permitted by Section 409A to determine whether Participants providing services to the purchaser after and in connection with the purchase transaction have experienced a Separation from Service. With respect to a Participant who becomes an independent contractor to the Company, Separation from Service shall mean the expiration of the Participant's contract (or in the case of more than one contract, all contracts) under which services are performed for the Company, provided the expiration constitutes a good-faith and complete termination of the contractual relationship between the Participant and the Company (i.e., neither party anticipates a renewal of a contractual relationship or the Participant becoming an employee of the Company).

If a Participant provides services both as an employee and as an independent contractor of the Company (or if a Participant ceases providing services as an independent contractor of the Company and begins providing services as an employee of the Company, or ceases providing services as an employee of the Company and begins providing services as an independent contractor of the Company), the Participant must have a Separation from Service both as an employee and as an independent contractor to be treated as having had a Separation from Service. Notwithstanding the preceding, if a Participant provides services both as an employee of the Company and as a member of the Board, the services provided as a Board member shall not be taken into account in determining whether the Participant has had a Separation from Service.

1.36 “Short-Term Payout” shall mean the payout set forth in Article 4.

1.37 “Specified Employee” shall mean an Employee who, at any time during the twelve (12) month period ending on the December 31 of a Plan Year, is a key employee of the Company, as currently defined in Code Section 416(i) (without regard to paragraph (5) thereof), and has been determined by the Administrator to be a Specified Employee. Any such Employee shall be treated as a Specified Employee for the twelve (12) month period commencing the following April 1.

1.38 “Termination Benefit” shall mean the benefit set forth in Article 5.

1.39 “Termination of Employment” or “Terminates” or “Terminated” shall mean Separation from Service with the Company, voluntarily or involuntarily, for any reason other than Disability or death.

1.40 “Trust” shall mean the trust that the Company may, in its discretion, establish pursuant to this Plan, as amended from time to time. The assets of the Trust shall be the property of the Company.

1.41 “Unforeseeable Financial Emergency” shall mean a severe financial hardship to the Participant resulting from (i) an illness or accident of the Participant, the Participant's spouse, the Participant's dependent (as defined in Code Section 152, without regard to Code Section 152(b)(1), (b)(2) or (d)(1)(B)) or the Participant's Beneficiary, (ii) a loss of the Participant's property due to casualty (including the need to rebuild a home following damage not otherwise covered by insurance), or (iii) such other extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant (e.g., imminent foreclosure of or eviction from the Participant's primary residence, the need to pay for medical expenses, including non-refundable deductibles and prescription drugs, the need to pay funeral expenses of the Participant’s spouse, dependent or Beneficiary), all as determined in the sole discretion of the Administrator (which discretion the Administrator is bound to exercise, however, in accordance with Section 409A).

1.42 “Yearly Installment Method” shall be a yearly installment payment over the number of years selected by the Participant in accordance with this Plan, calculated as follows (subject to Section 3.11): The vested Account Balance of the Participant (or the appropriate portion thereof) shall be calculated as of the close of business on the date of reference (or, if the date of reference is not a business day, on the immediately following business day), and shall be paid as soon as practicable thereafter. The date of reference with respect to the first (1st) yearly installment payment shall be as provided in Section 5.2 or Section 8.2, as applicable, and the date of reference with respect to subsequent yearly installment payments shall be the anniversary of the first (1st) yearly installment payment.

The installment payout alternative available for election by the Participant with respect to his or her Termination Benefit pursuant to Section 5.2(b) and Disability Benefit pursuant to Section 7.2(a) is substantially equal annual installments of between two (2) and ten (10) years.

The yearly installment shall be calculated by multiplying the vested Account Balance (or applicable portion thereof) by a fraction, the numerator of which is one (1), and the denominator of which is the remaining number of yearly payments due the Participant. By way of example, if the Participant elects a ten (10) year Yearly Installment Method, the first payment shall be one-tenth (1/10) of the vested Account Balance (or applicable portion thereof), calculated as described in this definition. The following year, the payment shall be one-ninth (1/9) of the vested Account Balance (or applicable portion thereof), calculated as described in this definition.

1.43 “Years of Service” shall mean the total number of full years in which a Participant has been employed by the Company. For purposes of this definition, a year of employment shall be a three hundred sixty-five (365) day period (or three hundred sixty-six (366) day period in the case of a leap year) that, for the first year of employment, commences on the Employee’s date of hiring and that, for any subsequent year, commences on an anniversary of that hiring date. Any partial year of employment shall not be counted.

ARTICLE 2
Selection/Enrollment/Eligibility

2.1 Eligibility. Participation in the Plan shall be limited to Employees who the Compensation Committee designates, in its sole discretion, for participation, provided that Employees may not participate in the Plan unless they are members of a select group of management or highly compensated employees of the Company, as membership in such group is determined in accordance with Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA (which determination shall be made by the Compensation Committee in its sole discretion).

2.2 Enrollment Requirements. As a condition to participation, each selected Employee who is eligible for participation shall complete, execute and return to the Administrator a Plan Agreement, an Election Form(s) and a Beneficiary Designation Form, all within thirty (30) days after he or she first becomes eligible to participate in the Plan. In addition, the Administrator shall establish from time to time such other enrollment requirements as it determines in its sole discretion are necessary.

2.3 Commencement of Participation. Provided a selected Employee who is eligible for participation has met all enrollment requirements set forth in this Plan and required by the Administrator, including returning all required documents to the Administrator within the specified time period, that individual shall commence participation in the Plan on the first day of the month following the month in which he or she completes all enrollment requirements (or as soon as practicable thereafter as the Administrator may determine). If he or she fails to meet all such requirements within the period required, in accordance with Section 2.2, that individual shall not be eligible to participate in the Plan until the first day of the following Plan Year, again subject to timely delivery to and acceptance by the Administrator of the required documents.

2.4 Termination of Participation and/or Deferrals. If the Administrator determines in good faith that a Participant no longer qualifies as a member of a select group of management or highly compensated employees of the Company, the Administrator shall have the right, in its sole discretion, to prevent the Participant from making future deferral elections and/or from being credited with any further Annual Company Make-Up Amounts or Annual Company Discretionary Amounts from and after the first day of the next Plan Year.

ARTICLE 3
Deferral Commitments/Company Contributions/Crediting/Taxes

3.1 Minimum Deferral. For each Plan Year, a Participant may elect to defer, as his or her Annual Deferred Amount, Annual Base Salary and/or Incentive Payments in the minimum amount of five percent (5%) of each such item of compensation.

Notwithstanding the foregoing, the Administrator may, in its sole discretion, establish for any Plan Year a different minimum amount for Annual Base Salary and/or Incentive Payments. If an election is made with respect to either such item of compensation for less than the stated minimum amount, or if no election is made, the amount deferred with respect to either such item of compensation shall be zero (0).

3.2 Maximum Deferral.

(a) Annual Base Salary and Incentive Payments. For each Plan Year, a Participant may elect to defer, as his or her Annual Deferral Amount, Annual Base Salary and/or Incentive Payments up to the following maximum percentages for each deferral elected:

Deferral	Maximum Amount
Annual Base Salary	75%
Incentive Payments	90%

(b) Administrator’s Discretion. Notwithstanding the foregoing, (i) the Administrator may, in its sole discretion, establish for any Plan Year maximum percentages which differ from those set forth above, and (ii)

except as provided in Section 3.3(a), if an eligible Employee first becomes a Participant after the first day of a Plan Year, the maximum Annual Deferral Amount with respect to Annual Base Salary or Incentive Payments shall be limited to the percentage of such compensation not yet earned by the Participant as of the date the Participant submits a Plan Agreement and Election Form(s) to the Administrator for acceptance.

3.3 Election to Defer/Change in Election.

(a) Timing of Election. Except as provided below, a Participant shall make a deferral election with respect to Annual Base Salary and/or Incentive Payments, as applicable, to be earned for services performed during an upcoming twelve (12) month Plan Year. Such election must be made during such period as shall be established by the Administrator which ends no later than the last day of the Plan Year preceding the Plan Year in which the services giving rise to the Annual Base Salary and/or Incentive Payments, as applicable, to be deferred are to be performed. For these purposes, Annual Base Salary payable after the last day of the Plan Year for services performed during the final payroll period containing the last day of the Plan Year shall be treated as Annual Base Salary for services performed in the subsequent Plan Year.
Notwithstanding the preceding, if and to the extent permitted by the Administrator, a Participant may make an election to defer that portion of his or her Incentive Payments which constitutes Performance-Based Compensation no later than six (6) months prior to the last day of the period over which the services giving rise to the Incentive Payments are performed, provided that the Participant performs services continuously from the later of the beginning of the performance period or the date the performance criteria are established through the date of the deferral election, and provided further that in no event may such deferral election be made pursuant to this paragraph with respect to any portion of the Performance-Based Compensation that has become reasonably ascertainable prior to the making of the deferral election, within the meaning of Section 409A.In addition, notwithstanding the preceding, but subject to Section 14.18, in the case of the first Plan Year in which an Employee first becomes eligible to become a Participant (or again becomes eligible after having been ineligible for at least twenty four (24) months), if and to the extent permitted by the Administrator, the individual may make an election no later than thirty (30) days after the date he or she becomes eligible to become a Participant to defer Annual Base Salary and/or Incentive Payments (as applicable) for services to be performed after the election. For this purpose, an election will be deemed to apply to Incentive Payments for services performed after the election if the election applies to no more than an amount equal to the total Incentive Payments for the performance period multiplied by the ratio of the number of days remaining in the performance period after the election over the total number of days in the performance period. Also for this purpose, (and notwithstanding anything herein to the contrary), the Administrator may treat an individual as an Employee and a Participant prior to his or her commencement of employment with the Company in order that the individual may make a timely deferral election with respect to Base Salary and/or Incentive Payments earned upon commencement of employment or earned over a period which begins upon commencement of employment.

(b) Manner of Election. For any Plan Year (or portion thereof), a deferral election for amounts earned during that Plan Year (or portion thereof), and such other elections as the Administrator deems necessary or desirable under the Plan, shall be made by timely delivering to the Administrator, in accordance with its rules and procedures, by the deadline(s) set forth above, an Election Form, along with such other elections as the Administrator deems necessary or desirable under the Plan. For these elections to be valid, the Election Form(s) must be completed and signed by the Participant, timely delivered to the Administrator (in accordance with Section 2.2 above) and accepted by the Administrator. If no such Election Form(s) is timely delivered for a Plan Year (or portion thereof), the Annual Deferral Amount shall be zero (0) for that Plan Year (or portion thereof).

(c) Change in Election. Once the deadline(s) for making a deferral election for a Plan Year (as set forth in Section 3.4) has passed, a Participant may not elect to change his or her deferral election that is in effect for that Plan Year, except if and to the extent permitted by the Administrator and made in accordance with the provisions of Section 409A specifically relating to a change and/or revocation of deferral elections (such as, for example, to cancel a deferral election upon the Participant's disability (as provided in Section 1.409A-3(j)(4)(xii) of the Treasury regulations), or, as provided in Section 1.409A-3(j)(4) of the Treasury regulations, following an Unforeseeable Financial Emergency or a hardship distribution pursuant to Section 1.401(k)-1(d)(3) of the Treasury regulations).

3.4 Withholding and Crediting of Annual Deferral Amounts. For each Plan Year, the Annual Base Salary portion (if any) of the Annual Deferral Amount shall be withheld from each regularly scheduled Annual Base Salary payroll in the percentage or dollar amount as permitted by the Administrator and elected by the Participant, as adjusted from time to time for increases and decreases in Annual Base Salary to the extent permitted by the Administrator and made in accordance with the provisions of Section 409A. The Incentive Payments portion (if any) of the Annual Deferral Amount shall be withheld at the time the Incentive Payments are or otherwise would be paid to the Participant, whether or not this occurs during the Plan Year itself. Upon being so withheld, the Participant’s Annual Deferral Amount(s) shall be credited to his or her Deferral Account.

3.5 Annual Company Discretionary Amount. For each Plan Year, the Compensation Committee, acting on behalf of the Company and in its sole discretion, may, but is not required to, credit any amount it desires to any Participant’s Company Discretionary Account under this Plan, which amount shall be for that Participant the Annual Company Discretionary Amount for that Plan Year. The amount so credited to a Participant may be smaller or larger than the amount credited to any other Participant, and the amount credited to any Participant for a Plan Year may be zero (0), even though one or more other Participants receive an Annual Company Discretionary Amount for that Plan Year. Unless otherwise specified by the Compensation Committee, the Annual Company Discretionary Amount, if any, shall be credited as of the last day of the Plan Year. Unless otherwise specified by the Compensation Committee, if a Participant to whom an Annual Company Discretionary Amount is credited is not employed by the Company as of the last day of a Plan Year other than by reason of his or her death or Disability, the Annual Company Discretionary Amount for that Plan Year shall be zero (0).

3.6 Annual Company Make-Up Amount. For each Plan Year during which a Participant participates in the 401(k) Plan, the Company, in its sole discretion, may, but is not required to, credit such Participant with an Annual Company Make-Up Amount to make-whole the Participant for the amount, if any, by which his or her Company matching contribution under the 401(k) Plan is reduced as a result of having elected for that Plan Year to defer his or her Annual Base Salary hereunder. The amount (if any) of a Participant’s Annual Company Make-Up Amount for each such Plan Year shall equal the rate at which compensation deferrals under the 401(k) Plan are matched (expressed as a percentage under the 401(k) Plan) multiplied by (a) minus the difference between (b) and (c), where (a) is the lesser of the compensation limit under Code section 401(a)(17) in effect for the Plan Year or the Participant’s gross Annual Base Salary for the Plan Year, (b) is the Participant’s gross Annual Base Salary for the Plan Year, and (c) is the Participant’s Annual Deferral Amount for the Plan Year. This is intended to comply with the linked plan rules described in Section X of the preamble to the final regulations under Code Section 409A and with the contingent benefit rule to which the 401(k) Plan is subject.

Unless otherwise specified by the Administrator, the Annual Company Make-Up Amount, if any, shall be credited as soon as practicable after the last day of the Plan Year. Unless otherwise specified by the Administrator, if a Participant to whom an Annual Company Make-Up Amount is credited is not employed by the Company as of the last day of a Plan Year, the Annual Company Make- Up Amount for that Plan Year shall be zero (0) and any such amounts otherwise credited shall be deemed forfeited.

3.7 Investment of Trust Assets. If a Trust is established in connection with the Plan, the trustee of the Trust shall be authorized, upon written instructions received from the Administrator or investment manager appointed by the Administrator, to invest and reinvest the assets of the Trust in accordance with the applicable Trust agreement, including the reinvestment of the proceeds in one or more investment vehicles designated by the Administrator.

3.8 Vesting.

(a) A Participant shall at all times be one hundred percent (100%) vested in his or her Deferral Account and Company Make-Up Account, subject to the final paragraph of Section 3.6.

(b) A Participant shall become vested in his or her Company Discretionary Account pursuant to a vesting schedule, if any, approved and documented by the Administrator (except that the Compensation Committee must approve and document any vesting schedule for an executive officer of the Company) at the time the Annual Company Discretionary Amount is credited to the Participant’s Company Discretionary Account for the Plan Year; provided, however, if a Participant dies or becomes Disabled before he or she Terminates, his or her Company Discretionary Account shall immediately become one hundred (100%) vested (if it is not already vested in accordance with a vesting schedule); and provided further, that a Plan Agreement may provide for other events the occurrence of which shall cause a Participant’s Company Discretionary Account to immediately become one hundred percent (100%) vested (if it is not already vested in accordance with a vesting schedule).
3.9 Crediting/Debiting of Account Balances. In accordance with, and subject to, the rules and procedures that are established from time to time by the Administrator, in its sole discretion, amounts shall be credited or debited to a Participant’s Account Balance in accordance with the following rules:

(a) Sub-Accounts. Separate sub-accounts shall be established and maintained with respect to each Participant’s Account Balance (together, the “Sub-Accounts”), each attributable to the portion of the Participant's Account Balance representing the same type of credited deferral or contribution. That is, for each Plan Year, if and as applicable, one Sub-Account shall be attributable to the portion of the Participant's Account Balance which represents Annual Base Salary deferrals, another attributable to the portion of the Participant's Account Balance which represents Incentive Payment deferrals, another attributable to the portion of the Participant's Account Balance which represents Annual Company Discretionary Amounts, and another attributable to the portion of the Participant's Account Balance which represents Annual Company Make-Up Amounts.

(b) Election of Measurement Funds. A Participant, in connection with his or her initial deferral election in accordance with Section 3.3 above, shall elect, on the Election Form(s), one or more Measurement Funds to be used to determine the additional amounts to be credited or debited to each of his or her Sub-Accounts for the first business day of the Plan Year, continuing thereafter unless changed in accordance with the next sentence. Commencing with the first business day of the Plan Year, and continuing thereafter for the remainder of the Plan Year (unless the Participant ceases during the Plan Year to participate in the Plan), the Participant may (but is not required to) elect daily, by submitting an Election Form(s) to the Administrator that is accepted by the Administrator (which submission may take the form of an electronic transmission, if required or permitted by the Administrator), to add or delete one or more Measurement Funds to be used to determine the additional amounts to be credited or debited to each of his or her Sub-Accounts, or to change the portion of each of his or her Sub-Accounts allocated to each previously or newly elected Measurement Funds. If an election is made in accordance with the previous sentence, it shall apply to the next business day and continue thereafter for the remainder of the Plan Year (unless the Participant ceases during the Plan Year to participate in the Plan), unless changed in accordance with the previous sentence.

(c) Proportionate Allocation. In making any election described in Section 3.9(b) above, the Participant shall specify on the Election Form(s), in whole percentage points, the percentage of each of his or her Sub-Account(s) to be allocated to a Measurement Fund (as if the Participant was making an investment in that Measurement Fund with that portion of his or her Account Balance).

(d) Measurement Funds. The Participant may elect one or more of the Measurement Funds as shall be determined by the Administrator from time to time (the “Measurement Funds”) for the purpose of crediting or debiting additional amounts to his or her Account Balance. The Administrator may, in its sole discretion, discontinue, substitute or add a Measurement Fund. Each such action will take effect as of the first business day that follows by thirty (30) days the day on which the Administrator gives Participants advance written (which shall include e-mail) notice of such change. If the Administrator receives an initial or revised Measurement Funds election which it deems to be incomplete, unclear or improper, the Participant’s Measurement Funds election then in effect shall remain in effect (or, in the case of a deficiency in an initial Measurement Funds election, the Participant shall be deemed to have filed no deemed investment direction). If the Administrator possesses (or is deemed to possess as provided in the previous sentence) at any time directions as to Measurement Funds of less than all of the Participant’s Account Balance, the Participant shall be deemed to have directed that the undesignated portion of the Account Balance be deemed to be invested in a money market, fixed income or similar Measurement Fund made available under the Plan as determined by the Administrator in its discretion. Each Participant hereunder, as a condition to his or her participation hereunder, agrees to indemnify and hold harmless the Compensation Committee, the Administrator and the Company, and their agents and representatives, from any losses or damages of any kind relating to (i) the Measurement Funds made available hereunder and (ii) any discrepancy between the credits and debits to the Participant’s Account Balance based on the performance of the Measurement Funds and what the credits and debits otherwise might be in the case of an actual investment in the Measurement Funds.

(e) Crediting or Debiting Method. The performance of each elected Measurement Fund (either positive or negative) will be determined by the Administrator, in its sole discretion, based on the performance of the Measurement Funds themselves. A Participant’s Account Balance shall be credited or debited on a daily basis based on the performance of each Measurement Fund selected by the Participant, or as otherwise determined by the Administrator in its sole discretion, as though (i) a Participant’s Account Balance were invested in the Measurement Funds selected by the Participant, in the percentages elected by the Participant as of such date, at the closing price on such date; (ii) the portion of the Annual Deferral Amount that was actually deferred was invested in the Measurement Funds selected by the Participant, in the percentages elected by the Participant, no later than the close of business on the third (3rd) business day after the day on which such amounts are actually deferred from the Participant’s Annual Base Salary and Incentive Payments, as applicable, at the closing price on such date; (iii) any Annual Company Make-Up Amounts and/or Annual Company Discretionary Amounts credited to a Participant's Account Balance were invested in the Measurement Funds selected by the Participant, in the percentages elected by the Participant, as soon as administratively practicable following the date such amount(s) were credited to the Participant's Account Balance; and (iv) any distribution made to a Participant that decreases such Participant’s Account Balance ceased being invested in the Measurement Funds, in the percentages applicable to such calendar day, no earlier than three (3) business days prior to the distribution, at the closing price on such date.

(f) No Actual Investment. Notwithstanding any other provision of this Plan that may be interpreted to the contrary, the Measurement Funds are to be used for measurement purposes only, and a Participant’s election of any such Measurement Fund, the allocation of his or her Account Balance thereto, the calculation of additional amounts and the crediting or debiting of such amounts to a Participant’s Account Balance shall not be considered or construed in any manner as an actual investment of his or her Account Balance in any such Measurement Fund. In the event that the Company (or the trustee (as that term is defined in the Trust), if applicable) in its sole discretion, decides to invest funds in any or all of the Measurement Funds, no Participant shall have any rights in or to such investments themselves. Without limiting the foregoing, a Participant’s Account Balance shall at all times be a bookkeeping entry only and shall not represent any investment made on his or her behalf by the Company or the Trust (if any); the Participant shall at all times remain an unsecured general creditor of the Company.

(g) Beneficiary Elections. Each reference in this Section 3.9 to a Participant shall be deemed to include, where applicable, a reference to a Beneficiary.
3.10 Payroll Reductions and Taxes.

(a) Annual Deferral Amounts. For each Plan Year in which a Participant’s Annual Base Salary and/or Incentive Payments are being deferred hereunder, the Company shall withhold from that portion of the

Participant’s Annual Base Salary and/or Incentive Payments that is not being deferred, in a manner determined by the Company, the Participant’s share of FICA and other employment taxes on such Annual Deferral Amount. If necessary, the Administrator may reduce the Annual Deferral Amount in order to comply with applicable tax withholding requirements.

(b) Annual Company Make-Up Amounts. For each Plan Year in which an Annual Company Make-Up Amount is credited to the Account Balance of a Participant, the Company shall have the discretion to withhold from the portion of the Participant’s Annual Base Salary and/or Incentive Payments that is not being deferred, in a manner determined by the Company, the Participant’s share of FICA and other employment taxes. If necessary, the Administrator may reduce the Participant’s Annual Company Make-Up Amounts in order to comply with this Section 3.10.

(c) Annual Company Discretionary Amounts. When a Participant becomes vested in any portion of his or her Company Discretionary Account, the Company shall have the discretion to withhold from portion of the Participant’s Annual Base Salary and/or Incentive Payments that is not being deferred, in a manner determined by the Company, the Participant’s share of FICA and other employment taxes. If necessary, the Administrator may reduce the Participant’s Annual Company Discretionary Amounts in order to comply with this Section 3.10.

3.11 Distributions. Notwithstanding anything herein to the contrary, any payments made to a Participant or Beneficiary under this Plan shall be in cash form, and the Company, or the trustee of the Trust (if any), shall withhold from any payments made to a Participant under this Plan all Federal, state and local income, employment and other taxes required to be withheld by the Company, or the trustee of the Trust (if any), in connection with such payments, in amounts and in a manner to be determined in the sole discretion of the Company.
Subject to the Deduction Limitation and except as otherwise provided in Sections 5.2, 14.20 and 14.21, any payment made to a Participant or Beneficiary under this Plan shall be made on or during the period after the payment date or event specified herein; provided that, to ensure compliance with Section 409A, a distribution shall in no event be made or commence any later than the later of (i) the last day of the calendar year in which the payment date or, if later, the fifteenth (15th) day of the third (3rd) calendar month following the date of the payment date or event, or (ii) the last day of such other, extended period as the Internal Revenue Service may prescribe, such as in the case of disputed payments or refusals to pay or payments the calculation of which is not yet administratively practicable, provided the conditions of such extension have been satisfied. If a Participant who experiences a Separation from Service is rehired, his or her distributions hereunder may not be suspended.
ARTICLE 4

Short-Term Payout/Unforeseeable Financial Emergencies

4.1 Short-Term Payout of Annual Deferral Amounts. At the same time that a Participant is able to elect to defer his or her Annual Base Salary and/or Incentive Payments for a given Plan Year,, the Participant may elect to receive a future “Short-Term Payout” from the Plan of the portion of the Participant's Account Balance attributable to that deferral. For these purposes, any Incentive Payments deferred pursuant to a deferral election made during a given Plan Year shall be considered as part of the Annual Deferral Amount for the Plan Year in which such Incentive Payments would have been payable in absence of the deferral election (e.g., Incentive Payments deferred pursuant to a deferral election made by December 2019 or June 2020 (if such Incentive Payments are Performance-Based Compensation and the Administrator has permitted a later deferral election) shall be considered as part of the Participant's 2021 Annual Deferral Amount).

The Participant's Short-Term Payout election must be made by the deadline(s) set forth in Section 3.3(a) for making a deferral election in respect of the Annual Base Salary and/or Incentive Payments to which it is attributable, and, except as provided below, is irrevocable after that deadline has passed. Subject to such requirements as may be imposed by the Administrator, a Participant may make a separate Short-Term Payout election for each Plan Year in respect of each Annual Base Salary and Incentive Payment deferral election that he or she makes for that Plan Year.
Subject to Section 3.11, the Short-Term Payout shall be in an amount that is equal to that the Annual Base Salary and/or Incentive Payment deferral amount, and amounts credited or debited thereto in the manner provided in Section 3.9 above, determined at the time that the Short-Term Payout becomes payable. Subject to the Deduction Limitation and the other terms and conditions of this Plan, each Short-Term Payout elected shall be paid in a lump sum during the month of January of any Plan Year designated by the Participant that is at least three (3) Plan Years after the Plan Year of the Base Salary and/or Incentive Payment deferrals, as specifically elected by the Participant. By way of example, if a three (3) year Short-Term Payout is elected by a Participant for Annual Base Salary that is deferred in the 2019 Plan Year (pursuant to a deferral election made by the Participant in December 2018), the three (3) year Short-Term Payout would become payable during January of 2023.
4.2 Payment Deferral Elections of Annual Deferral Amounts. Notwithstanding the preceding Section 4.1 or any other provision of this Plan that may be construed to the contrary, a Participant who is an active Employee may, with respect to each Short-Term Payout, on an Election Form, make one (1) or more additional deferral elections (a “Subsequent Election”) to defer payment of all or a portion of such Short-Term Payout to a Plan Year subsequent to the Plan Year originally (or subsequently) elected; provided, however, any such Subsequent Election will be null and void unless accepted by the Administrator no later than one (1) year prior to the first day of the Plan Year in which, but for the Subsequent Election, such Short-Term Payout would be paid, and such Subsequent Election provides for a deferral of at least five (5) Plan Years following the Plan Year in which the Short-Term Payout, but for the Subsequent Election, would be paid. A Subsequent Election shall be irrevocable once made, and a Short-Term Payout made pursuant to a Subsequent Election shall be in the form of a lump sum. Any amounts credited to the Participant’s Company Make-Up Account shall not be eligible for a Short- Term Payout under this Plan, nor shall any amounts credited to the Participant’s Company Discretionary Account (unless a Plan Agreement provides otherwise).

4.3 Other Benefits Take Precedence Over Short-Term Payout. Should an event occur that triggers a benefit under Article 5, 6, 7 or 9 prior to the payment or completion of payments of amounts subject to a Short-Term Payout election under Section 4.1 (as extended pursuant to Section 4.2), then, any amounts that are subject to such Short‑Term Payout election shall not be paid in accordance with Sections 4.1 or 4.2  but shall be paid in accordance with the other applicable Article.

4.4 Withdrawal Payout/Termination of Deferral Election for Unforeseeable Financial Emergencies. If a Participant experiences an Unforeseeable Financial Emergency, the Participant may petition the Administrator, on a form established by the Administrator (which form may take the form of an electronic transmission, if required or permitted by the Administrator), to (i) halt any deferrals required to be made by the Participant and/or (ii) receive a partial or full payout from the Plan. Any such payout shall not exceed the lesser of the Participant’s vested Account Balance or the amount reasonably needed to satisfy the Unforeseeable Financial Emergency plus amounts necessary to pay taxes or penalties reasonably anticipated as a result of the payouts, after taking into account the extent to which the Unforeseeable Financial Emergency is or may be relieved through reimbursement or compensation by insurance or otherwise, by liquidation of the Participant’s assets (to the extent the liquidation of assets would not itself cause severe financial hardship) or by termination of deferrals hereunder. If, subject to the sole discretion of the Administrator (which discretion the Administrator is bound to exercise, however, within the limitations of Section 409A), the petition for a termination of deferrals and/or payout is approved, cessation of deferrals shall take effect upon the date of approval and any payout shall be made within sixty (60) days of the date of approval. The payment of any amount under this Section
4.4 shall be subject to Section 3.11 but shall not be subject to the Deduction Limitation.

ARTICLE 5
Termination Benefit

5.1 Termination Benefit. Subject to the Deduction Limitation and to Section 3.11, a Participant who Terminates shall receive, as a Termination Benefit, his or her vested Account Balance (or applicable portion thereof).

5.2 Payment of Termination Benefit.
(a) Annual Deferral Amounts Prior to the Effective Date. The Participant shall receive that portion of his or her Termination Benefit attributable to Annual Base Salary and/or Incentive Payments that the Participant elected to defer for any Plan Year preceding the 2019 Plan Year in a lump sum. Such Termination Benefit shall be paid within sixty (60) days following the six month anniversary of the Participant’s Termination of Employment. The preceding notwithstanding, in the case of a Participant who Retires, such Termination Benefit shall be paid in a lump sum and/or in installments in accordance with Section 5.2(b).

(b) Annual Deferral Amounts on or After the Effective Date, or Prior to the Effective Date in the Case of Retirement. At the same time that a Participant is able to elect to defer his or her Annual Base Salary and/or Incentive Payments attributable to the 2019 Plan Year or a subsequent Plan Year (or attributable to Plan Years before the 2019 Plan Year, in the case of a Retirement), the Participant may elect to receive that portion of his or her Termination Benefit attributable to that deferral in a lump sum, or pursuant to one of the available Yearly Installment Methods. For these purposes, any Incentive Payments deferred pursuant to a deferral election made during a given Plan Year shall be considered as part of the Annual Deferral Amount for the Plan Year in which such Incentive Payments would have been payable in absence of the deferral election (e.g., Incentive Payments deferred pursuant to a deferral election made by December 2019 or June 2020 (if such Incentive Payments are Performance-Based Compensation and the Administrator has permitted a later deferral election) shall be considered as part of the Participant's 2021 Annual Deferral Amount).

The Participant's Termination Benefit election must be made by the deadline(s) set forth in Section 3.3(a) for making a deferral election in respect of the Annual Base Salary and/or Incentive Payments to which it is attributable, and, except as provided below, is irrevocable after that deadline has passed. Subject to such requirements as may be imposed by the Administrator, a Participant may make a separate Termination Benefit distribution election for each such Plan Year in respect of each Annual Base Salary and Incentive Payment deferral election that he or she makes for that Plan Year.

If the Participant does not make any election with respect to the payment of any portion of the Termination Benefit, the Participant shall be deemed to have elected to have such portion paid in a lump sum.

Subject to Section 3.11 and the Deduction Limitation, any lump sum payment of the Termination Benefit shall be made, and any installments shall commence, within sixty (60) days following the six month anniversary of the Participant’s Termination of Employment.

A Participant may change his or her election to an allowable alternative form of payout by submitting a new Election Form to the Administrator, provided that any such Election Form is submitted at least one (1) year prior to the distribution date then in effect and provides for a distribution (or commencement of distributions) date which is at least five (5) years from the distribution (or commencement of distribution) date then in effect. Subject to the foregoing, the Election Form most recently accepted by the Administrator shall govern the payout of the Termination Benefit with respect to the portion of the Participant's Account Balance to which it pertains.

Notwithstanding anything above or elsewhere in the Plan to the contrary, no change submitted on an Election Form shall be accepted by the Administrator if the change accelerates the time over which distributions shall be made to the Participant (except as otherwise permitted under Section 409A) and the Administrator shall deny any change made to an election if the Administrator determines that the change violates the requirement under Section 409A that the first payment with respect to which such election is made be deferred for a period of not less than five (5) years from the date such payment would otherwise have been made. For these purposes, installment payments shall be treated as a single payment, with the result that an election to change from installments to a lump sum (or to a different Yearly Installment Method) will require that the lump sum (or first installment) be postponed until a date which is at least five (5) years from the previously scheduled payment date of the first installment.

(c) Annual Company Make-Up Amount. Any amounts credited to the Participant's Company Make-Up Account shall be payable under the Plan solely in the form of a lump sum and shall not be eligible for installment distribution. The lump sum payment shall be made within sixty (60) days following the six month anniversary of the Participant’s Termination of Employment.

(d) Annual Company Discretionary Amount. Except as may otherwise be provided in a Participant’s Plan Agreement, any vested amounts credited to a Participant's Company Discretionary Account shall be payable under the Plan solely in the form of a lump sum and shall not be eligible for installment distribution. Except as may otherwise be provided in a Participant’s Plan Agreement, the lump sum payment shall be made within sixty (60) days following the six month anniversary of the Participant’s Termination of Employment.

ARTICLE 6
Survivor Benefit

6.1 Pre-Termination Survivor Benefit. The Participant’s Beneficiary shall receive a Pre-Termination Survivor Benefit equal to the Participant’s entire Account Balance if the Participant dies before he or she becomes Disabled or Terminates.

6.2 Payment of Pre-Termination Survivor Benefit. The Pre-Termination Survivor Benefit shall be paid to the Participant's Beneficiary in a lump sum within sixty (60) days following the date on which the Administrator has been provided with proof that is satisfactory to the Administrator of the Participant’s death, but by no later than the last day of the calendar year following the calendar year in the Participant’s death occurs. Any payment made hereunder shall be subject to Sections 3.11 and 5.2(d), but shall not be subject to the Deduction Limitation.

6.3 Death Prior to Completion of Termination Benefit Payout. If a Participant dies after Termination of Employment but before his or her Termination Benefit is paid in full, the Participant’s unpaid Termination Benefit payments shall be paid to the Participant’s Beneficiary in a lump sum within sixty (60) days following the date on which the Administrator has been provided with proof that is satisfactory to the Administrator of the Participant’s death but by no later than the last day of the calendar year following the calendar year in the Participant’s death occurs. Any payment made hereunder shall be subject to Sections 3.11 and 5.2(d), but shall not be subject to the Deduction Limitation.

ARTICLE 7

Disability Benefit

7.1 Disability Benefit/Payment of Disability Benefit. A Participant shall receive a Disability Benefit equal to the Participant's entire Account Balance if the Participant becomes Disabled prior to his or her Termination of Employment or death. The Disability Benefit shall be paid in accordance with Section 5.2, provided that, payment shall be made (or shall commence, if appropriate) within sixty (60) days following the date on which the Participant is determined by the Administrator to be suffering from a Disability, but no later than the deadline set forth in Section 3.11. Any payment made hereunder shall be subject to Section 3.11, but shall not be subject to the Deduction Limitation.

ARTICLE 8
Beneficiary Designation/Discharge of Obligations

8.1 Beneficiary. Each Participant shall have the right, at any time, to designate his or her Beneficiary(ies) (both primary as well as contingent) to receive any benefits payable under the Plan upon the death of a Participant. The Beneficiary designated under this Plan may be the same as or different from the Beneficiary designation under any other plan of the Company in which the Participant participates.
8.2 Beneficiary Designation/Change. A Participant shall designate his or her Beneficiary by completing and signing the Beneficiary Designation Form, and returning it to the Administrator or its designated agent. A Participant shall have the right to change a Beneficiary by completing, signing and otherwise complying with the terms of the Beneficiary Designation Form and the Administrator’s rules and procedures, as in effect from time to time. Upon the acceptance by the Administrator of a new Beneficiary Designation Form, all Beneficiary designations previously filed shall be canceled. The Administrator shall be entitled to rely on the last Beneficiary Designation Form filed by the Participant and accepted by the Administrator prior to his or her death.

8.3 Acknowledgment. No designation or change in designation of a Beneficiary shall be effective until received and acknowledged in writing by the Administrator or its designated agent.

8.4 No Beneficiary Designation. If a Participant fails to designate a Beneficiary as provided in Sections 9.1, 9.2 and 9.3 above or, if all designated Beneficiaries predecease the Participant or die prior to complete distribution of the Participant’s benefits, then the Participant’s designated Beneficiary shall be deemed to be his or her surviving spouse, or, if the Participant has no surviving spouse, the benefits remaining under the Plan to be paid to a Beneficiary shall be payable to the executor or personal representative of the Participant’s estate.

8.5 Doubt as to Beneficiary. If the Administrator has any doubt as to the proper Beneficiary to receive payments pursuant to this Plan, the Administrator shall have the right, exercisable in its sole discretion, to distribute or direct that the trustee of the Trust (if any) distribute such payments to the Participant’s estate without liability for any tax or other consequences which might flow therefrom.

8.6 Discharge of Obligations. The payment of benefits under the Plan to a person believed in good faith by the Administrator to be a valid Beneficiary shall fully and completely discharge the Company and the Administrator from all further obligations under this Plan with respect to the Participant, and that Participant’s Plan Agreement shall terminate upon such full payment of benefits. Neither the Administrator nor the Company shall be obliged to search for any Participant or Beneficiary beyond the sending of a registered letter to such last known address. If the Administrator notifies any Participant or Beneficiary that he or she is entitled to an amount under the Plan and the Participant or Beneficiary fails to claim such amount or make his or her location known to the Administrator within three (3) years thereafter, then, except as otherwise required by law, if the location of one or more of the next of kin of the Participant is known to the

Administrator in order to permit transmittal of the payment to the Participant or Beneficiary by the latest date upon which the payment could have been timely made in accordance with the terms of the Plan and Section 1.409A-1(b)(4) of the Treasury regulations, the Company shall report such payment as made (including withholding and remitting any income and employment tax withholdings and reporting the payment as paid on any required tax reports). The Company shall hold any such unclaimed payment (as a general asset of the Company) for a period of three (3) years, and, during this period of time, the Participant or Beneficiary will be permitted to claim such payment (without adjustment for earnings), but, after this period of time, the payment shall be forfeited and the Company no longer shall be liable to any person for the payment.

ARTICLE 9

Termination/Amendment/Modification

9.1 Termination. Although the Company anticipates that it will continue the Plan for an indefinite period of time, there is no guarantee that the Company will continue the Plan or will not terminate the Plan at any time in the future. Accordingly, the Company reserves the right to discontinue its sponsorship of the Plan and/or to terminate the Plan at any time with respect to any or all Participants, by action of the Board or appropriate committee thereof. Upon a termination of the Plan in accordance with the requirements, restrictions and limitations of Section 1.409A-3(j)(4)(ix) of the Treasury regulations, the Plan participation of the affected Participants shall terminate and they shall be paid in a single lump sum distribution their vested Account Balances (but payment shall not commence before or end after any distribution period required by Section 409A) . If, however, due to the circumstances surrounding the Plan termination, a distribution of a Participant's vested Account Balance upon Plan termination is not permitted by Section 409A, the payment of the vested Account Balance shall be made only after Plan benefits otherwise become due hereunder. The termination of the Plan shall not adversely affect any Participant or Beneficiary who has become entitled to the payment of any benefits under the Plan as of the date of termination.
Without limiting the generality of the foregoing, the Company specifically reserves the right to terminate and liquidate the Plan with respect to all Participants, in its discretion and by action of the Board or appropriate committee thereof, within the thirty (30) days preceding or the twelve (12) months following a "change in control event" (as defined in Section 409A); provided, however, that such termination and liquidation shall be irrevocable and shall be permitted only if all arrangements that are required to be aggregated with the Plan pursuant to Section 16.19 are also irrevocably terminated and liquidated with respect to each participant therein who is employed by the Company and who has experienced the change in control event, so that Participants under the Plan and all participants under those other arrangements who have experienced the change in control event are required to receive all amounts of compensation deferred under the terminated and liquidated arrangements within twelve (12) months of the date the Company takes irrevocable action to terminate and liquidate the arrangements.

9.2 Amendment. The Company may, at any time, amend or modify the Plan in whole or in part by the action of the Compensation Committee; provided, however, that no amendment or modification shall be effective to decrease or restrict the value of a Participant’s vested Account Balance in existence at the time the amendment or modification is made, calculated as if the Participant had experienced a Termination of Employment as of the effective date of the amendment or modification. The amendment or modification of the Plan shall not affect any Participant or Beneficiary who has become entitled to the payment of benefits under the Plan as of the date of the amendment or modification.

9.3 Plan Agreement. Despite the provisions of Sections 9.1 and 9.2 above, if a Participant's Plan Agreement contains benefits or limitations that are not in this Plan document, the Company may only amend or terminate such provisions with the consent of the Participant except to the extent the Plan Agreement permits the Company to take such action without Participant consent.

9.4 Effect of Payment. The full payment of the applicable benefit under Articles 4, 5, 6, 7 or 9 of the Plan shall completely discharge all obligations to a Participant and his or her designated Beneficiaries under this Plan and the Participant’s Plan Agreement shall terminate.

9.5 Amendment to Ensure Proper Characterization of the Plan. Notwithstanding the previous Sections of this Article, the Plan may be amended at any time, retroactively if required, or if found necessary, in the opinion of the Compensation Committee, in order to ensure that the Plan is characterized as a non-tax-qualified “top hat” plan of deferred compensation maintained for a select group of management or highly compensated employees, as described under ERISA sections 201(2), 301(a)(3) and 401(a)(1), to conform the Plan to the provisions of Section 409A and to ensure that amounts under the Plan are not considered to be taxed to a Participant under the Federal income tax laws prior to the Participant’s receipt of the amounts or to conform the Plan and the Trust to the provisions and requirements of any applicable law (including ERISA and the Code).

ARTICLE 10
Administration

10.1 Administration. Except as otherwise provided herein, the Plan shall be administered by the Administrator. The Administrator shall be the named fiduciary for purposes of the claims procedure pursuant to Article 12 only and shall, except as the Compensation Committee may otherwise determine, have authority to act to the full extent of its absolute discretion to:

(a) Interpret the Plan;

(b) Resolve and determine all disputes or questions arising under the Plan, including the power to determine the rights of Participants and Beneficiaries, and their respective benefits, and to remedy any ambiguities, inconsistencies or omissions in the Plan;

(c) Create and revise rules and procedures for the administration of the Plan and prescribe such forms as may be required for Participants to make elections under, and otherwise participate in, the Plan; and

(d) Take any other actions and make any other determinations as it may deem necessary and proper for the administration of the Plan.

Any expenses incurred in the administration of the Plan shall be paid by the Company.

10.2 Determinations. Except as the Compensation Committee may otherwise determine (and subject to the claims procedure set forth in Article 12), all decisions and determinations by the Administrator shall be final and binding upon all Participants and Beneficiaries.

10.3 General. Neither the Administrator nor any member of the Compensation Committee shall participate in any matter involving any questions relating solely to his own participation or benefits under this Plan. The Administrator and the Compensation Committee shall be entitled to rely conclusively upon, and shall be fully protected in any action or omission taken by it in good faith reliance upon, the advice or opinion of any persons, firms or agents retained by it, including but not limited to accountants, actuaries, counsel and other specialists. Nothing in this Plan shall preclude the Company from indemnifying the Administrator and members of the Compensation Committee for all actions under this Plan, or from purchasing liability insurance to protect such persons with respect to the Plan.

ARTICLE 11
Other Benefits and Agreements

11.1 Coordination with Other Benefits. The benefits provided for a Participant or a Participant’s Beneficiary under the Plan are in addition to any other benefits available to such Participant under any other plan or program for Employees of the Company. The Plan shall supplement and shall not supersede, modify or amend any other plan or program except as may otherwise be expressly provided.

ARTICLE 12
Claims Procedures

12.1 These claims procedures are based on final regulations issued by the Department of Labor and codified at 29 C.F.R. section 2560.503-1. If any provision of this Article conflicts with the requirements of those regulations, the requirements of those regulations will prevail.

For purposes of this Article, references to Disability Benefit claims are intended to describe claims made by Participants for payments due to Disability hereunder, but only if and to the extent that such claims require an independent determination by the Administrator that the Participant is or is not suffering from a Disability. If the Administrator's determination is based entirely on a Disability determination made by another party, such as the Social Security Administration, the Participant's claim shall not be treated as a Disability Claim (defined below) for purposes of the special provisions of this Article that apply to claims for which an independent determination of Disability is required. The Administrator’s determination as to whether or not there is a disability within the meaning of Section 1.409A-3(j)(4)(xii) of the Treasury regulations (relating to cancellations of deferral elections due to disability) shall not be treated as a Disability Claim for such purposes either.

(a) Initial Claim. A Participant or Beneficiary who believes he or she is entitled to any benefit (a "Claimant") under this Plan may file a claim with the Administrator. The Administrator will review the claim itself or appoint another individual or entity to review the claim.

(i) Benefit Claims that do not Require a Determination of Disability. If the claim does not require a determination of Disability, the Claimant will be notified within 90 days after the claim is filed whether the claim is allowed or denied, unless the Claimant receives written notice from the Administrator or appointee of the Administrator before the end of the 90 day period stating that special circumstances require an extension of the time for decision, such extension not to extend beyond the day which is 180 days after the day the claim is filed.

(ii) Disability Benefit Claims. In the case of any benefits claim that requires a determination by the Administrator of a Participant’s Disability status (a "Disability Claim"), the Administrator will notify the Claimant of the Administrator's Adverse Determination within a reasonable period of time, but not later than 45 days after receipt of the claim. If, due to matters beyond the control of the Administrator, the Administrator needs additional time to process a claim, the Claimant will be notified, within 45 days after the Administrator receives the claim, of those circumstances and of when the Administrator expects to make its decision but not beyond 75 days. If, prior to the end of the extension period, due to matters beyond the control of the Administrator, a decision cannot be rendered within that extension period, the period for making the determination may be extended for up to 105 days, provided that the Administrator notifies the Claimant of the circumstances requiring the extension and the date as of which the Administrator expects to render a decision. The extension notice will specifically explain the standards on which entitlement to a Disability Benefit is based, the unresolved issues that prevent a decision on the claim and the additional information needed from the Claimant to resolve those issues, and the Claimant will be afforded at least 45 days within which to provide the specified information.

(iii) Adverse Determination. For purposes of this Section, an Adverse Determination is a denial, reduction, or termination of, or a failure to provide or make payment (in whole or in part) for, a benefit, including any such denial, reduction, termination, or failure to provide or make payment that is based on a determination of an individual's eligibility to participate in the Plan.

(iv) Manner and Content of Notice of Initial Adverse Determination. If the Administrator denies a claim, it must provide to the Claimant, in writing or by electronic communication, a notice of Adverse Determination that includes:

(A) The specific reasons for the denial;

(B) A reference to the Plan provision upon which the determination is based;

(C) A description of any additional information or material that the Claimant must provide in order to perfect the claim;

(D) An explanation of why such additional material or information is necessary;

(E) Notice that the Claimant has a right to request a review of the Adverse Determination and information on the steps to be taken if the Claimant wishes to request a review; and

(F) A statement of the Participant’s right to bring a civil action under ERISA section 502(a) following a final Adverse Determination upon appeal and a description of any time limit that would apply under the Plan for bringing such an action.

In addition, for any notice of Adverse Determination regarding a Disability Claim, the notice of Adverse Determination will be provided in a culturally and linguistically appropriate manner in accordance with applicable Regulations or other authoritative guidance regarding such notices and also will include the following (in addition to the information in (A) through (F) above):

(G) If the Adverse Determination is based on a medical necessity requirement, an experimental treatment exclusion or a similar restriction, either an explanation of the scientific or clinical judgment applying the restriction to the individual's medical circumstances or a statement that an explanation will be provided upon request and without charge;

(H) A discussion of the Administrator’s decision, including an explanation for disagreeing with or declining to follow:

(1) The views presented by the Claimant to the Administrator of health care professionals treating the Claimant and vocational professionals who evaluated the Claimant;

(2) The views of medical or vocational experts whose advice was obtained on behalf of the Administrator in connection with the Adverse Determination, without regard to whether the advice was relied upon in making the determination; or

(3) A Social Security Administration disability determination regarding the Claimant presented to the Administrator by the Claimant; and

(I) Either the specific internal rules, guidelines, protocols, standards or other similar criteria of the Plan relied upon in making the Adverse Determination or, alternatively, a statement that such rules, guidelines, protocols, standards or other similar criteria do not exist; and

(J) A statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claim.

(b) Review Procedures.

(i) Benefit Claims that do not Require a Determination of Disability. Except for claims requiring an independent determination of a Participant’s Disability status, a request for review of a denied claim must be made in writing to the Administrator within 60 days after receiving notice of denial. The decision upon review will be made within a reasonable time, but not later than 60 days after the Administrator's receipt of a request for review, unless special circumstances require an extension of time for processing, in which case a decision will be rendered not later than 120 days after receipt of a request for review. A notice of such an extension must be provided to the Claimant within the initial 60 day period and must explain the special circumstances and provide an expected date of decision.

The reviewer will afford the Claimant an opportunity to review and receive, without charge, all relevant documents, information and records and to submit documents, records, comments and other relevant information in writing to the Administrator. The reviewer will take into account all comments, documents, records and other information submitted by the Claimant relating to the claim regardless of whether the information was submitted or considered in the initial benefit determination.

(ii) Disability Claims. A request for review of an initial Adverse Determination regarding a Disability Claim must be submitted in writing to the Reviewer no later than 180 days after the Claimant receives the notice of initial Adverse Determination.

In addition to providing the Claimant the right to review documents and submit comments as described in (i) above, a review of a denial of a Disability Claim will meet the following requirements:

(A) The Administrator will provide a review that does not afford deference to the initial adverse benefit determination and that is conducted by an appropriate named fiduciary of the Plan who did not make the initial determination that is the subject of the appeal, nor is a subordinate of the individual who made the determination.

(B) The appropriate named fiduciary of the Plan will consult with a health care professional who has appropriate training and experience in the field of medicine involved in the medical judgment before making a decision on review of any adverse initial determination based in whole or in part on a medical judgment. The professional engaged for purposes of a consultation in the preceding sentence will not be an individual who was consulted in connection with the initial determination that is the subject of the appeal or the subordinate of any such individual.

(C) The Administrator will identify to the Claimant the medical or vocational experts whose advice was obtained on behalf of the Administrator in connection with the review, without regard to whether the advice was relied upon in making the benefit review determination.

(D) For Disability Claims, the Administrator will allow a Claimant to review the claim file and to present evidence and testimony as part of its internal claims and appeals process and will comply with the following requirements:

(1) The Administrator will provide the Claimant, without charge, any new or additional evidence considered, relied upon, or generated by or on behalf of the Administrator in connection with the claim as soon as possible and sufficiently in advance of the date on which the notice of final Adverse Determination is required to be provided under this Section (and applicable Regulations) to give the Claimant a reasonable opportunity to respond before that date; and

(2) Before the Administrator issues a final internal Adverse Determination based on a new or additional rationale, the Claimant will be provided, without charge, with the rationale for its decision as soon as possible and sufficiently in advance of the date on which the notice of final Adverse Determination is to be provided under this Section (and applicable Regulations) to give the Claimant a reasonable opportunity to respond before that date.

(iii) Deadline for Review Decisions for Disability Claims. For Disability Claims, the decision on review will be made within a reasonable time but not later than 45 days after the Reviewer receives a request for review, unless special circumstances require an extension of time for processing, in which case a decision will be rendered not later than 90 days after receipt of a request for review. A notice of such an extension will be provided to the Claimant within the initial 45 day period and will explain the special circumstances and provide an expected date of decision.

(iv) Manner and Content of Notice of Decision on Review. Upon completion of its review of an Adverse Determination, the Reviewer will provide the Claimant a written or electronic notice of its decision on review. For any Adverse Determination review that notice will include:

(A) A description of its decision;

(B) An explanation of the specific reasons for the decision;

(C) A reference to any relevant Plan provisions or insurance contract provisions on which its decision is based;

(D) A statement that the Claimant is entitled to receive, upon request and without charge, reasonable access to, and copies of, all documents, records and other information in the Administrator’s files which is relevant to the Claimant’s claim for benefits;

(E) A statement describing the Claimant’s right to bring an action for judicial review under ERISA section 502(a) and a description of any time limit that applies under the Plan for bringing such an action (including, for Disability Claims, the date on which any applicable time limit for bringing such an action would expire); and

(F) If applicable, a statement describing any voluntary appeal procedures offered by the Plan and about the Claimant’s rights to obtain information about such procedures.

In addition, for any notice of Adverse Determination regarding a Disability Claim:

(G)  If the Adverse Determination on review is based on a medical necessity requirement, an experimental treatment exclusion or a similar restriction, either an explanation of the scientific or clinical judgment on which the determination was based, applying the terms of the Plan to the Claimant’s medical circumstances, or a statement that an explanation will be provided without charge upon request.

The notice of Adverse Determination will be provided in a culturally and linguistically appropriate manner in accordance with applicable Regulations or other authoritative guidance regarding such notices and also will include the following (in addition to the information in (A) through (G) above):

(H) A discussion of the Administrator's decision, including an explanation for disagreeing with or declining to follow:

(1) The views presented by the Claimant to the Administrator of health care professionals treating the Claimant and vocational professionals who evaluated the Claimant;

(2) The views of medical or vocational experts whose advice was obtained on behalf of the Administrator in connection with the Adverse Determination, without regard to whether the advice was relied upon in making the determination; or

(3) A Social Security Administration Disability determination regarding the Claimant presented to the Administrator by the Claimant; and

(I) Either the specific internal rules, guidelines, protocols, standards or other similar criteria of the Plan relied upon in making the Adverse Determination or, alternatively, a statement that such rules, guidelines, protocols, standards or other similar criteria do not exist.

(c) Calculation of Time Periods. For purposes of the time periods specified in this Section, the period of time during which a benefit determination is required to be made begins at the time a claim is filed in accordance with the Plan procedures without regard to whether all the information necessary to make a decision accompanies the claim. If a time period is extended because a Claimant fails to submit all information necessary for an initial Disability Claim, the period for making the determination will be tolled from the date the notice requesting the additional information is sent to the Claimant until the day the Claimant responds. If a time period is extended because a Claimant fails to submit all information necessary for an appeal of an Adverse Determination, the period for making the determination on appeal will be tolled from the date the notice requesting the additional information is sent to the Claimant until the day the Claimant responds.

(d) Avoiding Conflicts of Interest. For Disability Claims, the Administrator will ensure that claims and appeals are adjudicated in a manner designed to ensure the independence and impartiality of individuals involved in claims decisions. Decisions regarding hiring, compensation, termination, promotion, or similar matters will not be made based on the likelihood that any individual involved in making claims decisions will support the denial of benefits.

(e) Failure of Administrator to Follow Procedures. If the Administrator fails to follow the claims procedures required by this Section, a Claimant will be deemed to have exhausted the administrative remedies available under the Plan and will be entitled to pursue any available remedy under ERISA section 502(a) on the basis that the Administrator has failed to provide a reasonable claims procedure that would yield a decision on the merits of the claim.

For Disability Claims, a Claimant is deemed to have exhausted the Plan’s internal claims and appeals process if the Administrator does not strictly adhere to the applicable requirements of Department of Labor Regulations section 2560.503-1 unless the Administrator’s failure to adhere to those requirements is a "de minimis violation" (as defined in the next paragraph). In such cases, if a court rejects the Claimant’s request for immediate review on the basis that the Administrator met the standards for the de minimis violation exception described above, the claim shall be considered as re-filed on appeal upon the Administrator’s receipt of the decision of the court. In such cases, within a reasonable time after the Administrator’s receipt of the decision, the Plan shall provide the Claimant with notice of the resubmission.

For purposes of this Article, the Administrator's failure to satisfy applicable claim procedure regulations is a "de minimis violation" if (i) the violation does not cause, and is not likely to cause, prejudice or harm to the Claimant, (ii) the violation was for good cause or due to matters beyond the control of the Administrator, (iii) the violation occurred in the context of an ongoing, good faith exchange of information between the Administrator and the Claimant and (iv) the violation is not part of a pattern or practice of violations by the Administrator. If an issue arises regarding whether this de minimis violation exception applies, a Claimant may request a written explanation of the violation from the Administrator, and the Administrator will provide the explanation within 10 days, including a specific description of its reasons, if any, for asserting that the violation should not cause the internal claims and appeals process to be deemed exhausted.

(f) Failure of Claimant to Follow Procedures. A Claimant's compliance with the foregoing provisions of this Section is a mandatory prerequisite to the Claimant's right to commence any legal action with respect to any claim for benefits under the Plan.

(g) Statute of Limitations. No legal action may be commenced or maintained to recover benefits under this Plan more than 12 months after the final review/appeal decision by the Administrator has been rendered.

ARTICLE 13
Trust

13.1 Establishment of the Trust. The Company may establish the Trust, in which event the Company intends, but is not required, to transfer over to the Trust at least annually such assets as the Company determines, in its sole discretion, are necessary to provide for its respective future liabilities created with respect to the Annual Deferral Amounts, Annual Company Make-Up Amounts and Annual Company Discretionary Amounts for the Participants.

13.2 Interrelationship of the Plan and the Trust. The provisions of the Plan and the Plan Agreement shall govern the rights of a Participant to receive distributions pursuant to the Plan. If the Trust is established, the provisions of the Trust shall govern the rights of the Company, Participants and the creditors of the Company to the assets transferred to the Trust. The Company shall at all times remain liable to carry out its obligations under the Plan.

13.3 Distributions from the Trust. If the Trust is established, the Company’s obligations under the Plan may be satisfied with Trust assets distributed pursuant to the terms of the Trust, and any such distribution shall reduce the Company’s obligations under this Plan.

ARTICLE 14
Miscellaneous

14.1 Status of Plan. The Plan is intended to be a plan that is not qualified within the meaning of Code Section 401(a) and that “is unfunded and is maintained by an employer primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees” within the meaning of ERISA Sections 201(2), 301(a)(3) and 401(a)(1). The Plan shall be administered and interpreted to the extent possible in a manner consistent with that intent.

14.2 Unsecured General Creditor. Participants and their Beneficiaries, heirs, successors and assigns shall have no legal or equitable rights, interests or claims in any property or assets of the Company. For purposes of the payment of benefits under this Plan, any and all of the Company’s assets shall be, and remain, the general, unpledged unrestricted assets of the Company. The Company’s obligation under the Plan shall be merely that of an unfunded and unsecured promise to pay money in the future.

14.3 Company’s Liability. The Company’s liability for the payment of benefits shall be defined only by the Plan and the Plan Agreement, as entered into between the Company and a Participant. The Company shall have no obligation to a Participant under the Plan except as expressly provided in the Plan and his or her Plan Agreement. Without limiting the generality of the foregoing, (i) neither the Company nor any of its affiliates or any of its or their directors, officers, employees or agents will be liable for any taxes, penalties or interest imposed on any Participant or other person with respect to any amounts paid or payable under the Plan, including any taxes, penalties or interest imposed under or as a result of Section 409A; and (ii) if incorrect payments are made by the Company to a Participant or his or her Beneficiary under the Plan, the Company shall have the right to recoup such overpayments from such Participant or Beneficiary.

14.4 Nonassignability. Subject to Sections 3.11 and 3.12, neither a Participant nor any other person shall have any right to commute, sell, assign, transfer, pledge, anticipate, mortgage or otherwise encumber, transfer, hypothecate, alienate or convey in advance of actual receipt, the amounts, if any, payable hereunder, or any part thereof, which are, and all rights to which are expressly declared to be, unassignable and non-transferable. Subject to Sections 3.12 and 14.15, no part of the amounts payable shall, prior to actual payment, be subject to seizure, attachment, garnishment or sequestration for the payment of any debts, judgments, alimony or separate maintenance owed by a Participant or any other person, be transferable by operation of law in the event of a Participant’s or any other person’s bankruptcy or insolvency or be transferable to a spouse as a result of a property settlement or otherwise.

14.5 Not a Contract of Employment. The terms and conditions of this Plan shall not be deemed to constitute a contract of employment between the Company and the Participant. Subject to any employment agreement to which the Company and the Participant may be parties, such employment is hereby acknowledged to be an “at will” employment relationship that can be terminated at any time for any reason, or no reason, with or without cause, and with or without notice, unless expressly provided in a written employment agreement. Nothing in this Plan shall be deemed to give a Participant the right to be retained in the service of the Company or to interfere with the right of the Company to discipline or discharge the Participant at any time.

14.6 Furnishing Information. Each Participant, as a condition to his or her participation hereunder, agrees on, and by submission of, his or her Election Form that the Participant or his or her Beneficiary will cooperate with the Administrator by furnishing any and all information requested by the Administrator and take such other actions as may be requested in order to facilitate the administration of the Plan and the payments of benefits hereunder.

14.7 Terms. Whenever any words are used herein in the masculine, they shall be construed as though they were in the feminine in all cases where they would so apply; and whenever any words are used herein in the singular or in the plural, they shall be construed as though they were used in the plural or the singular, as the case may be, in all cases where they would so apply.

14.8 Captions. The captions of the articles, sections and paragraphs of this Plan are for convenience only and shall not control or affect the meaning or construction of any of its provisions.

14.9 Governing Law. Subject to ERISA, the provisions of this Plan shall be construed and interpreted according to the internal laws of the State of Maryland without regard to its conflicts of laws principles.

14.10 Notice. Any notice or filing required or permitted to be given to the Administrator under this Plan shall be sufficient if in writing and hand- delivered, or sent by registered or certified mail, to the address below:

Chief Human Resources Officer
Under Armour, Inc.
Tide Point 1020 Hull Street
Baltimore, Maryland 21230

Such notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification.

Any notice or filing required or permitted to be given to a Participant under this Plan shall be sufficient if in writing and hand-delivered, or sent by mail, to the last known address of the Participant.

14.11 Successors. The provisions of this Plan shall bind and inure to the benefit of the Company and its successors and assigns and the Participant and the Participant’s designated Beneficiaries.

14.12 Spouse’s Interest. The interest in the benefits hereunder of a spouse of a Participant who has predeceased the Participant shall automatically pass to the Participant and shall not be transferable by such spouse in any manner, including but not limited to such spouse’s will, nor shall such interest pass under the laws of intestate succession.

14.13 Validity. In case any provision of this Plan shall be illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts hereof, but this Plan shall be construed and enforced as if such illegal or invalid provision had never been inserted herein.

14.14 Incompetent. If the Administrator determines in its discretion that a benefit under this Plan is to be paid to a minor, a person declared incompetent or to a person incapable of handling the disposition of that person’s property, the Administrator may direct payment of such benefit to the guardian, legal representative or person having the care and custody of such minor, incompetent or incapable person. The Administrator may require proof of minority, incompetence, incapacity or guardianship, as it may deem appropriate prior to distribution of the benefit. Any payment of a benefit shall be a payment for the account of the Participant and the Participant’s Beneficiary, as the case may be, and shall be a complete discharge of any liability under the Plan for such payment amount.

14.15 Court Order. The Administrator is authorized to make any payments otherwise distributable hereunder as directed by court order in any action in which the Plan or the Administrator has been named as a party. In addition, if a court determines that a spouse or former spouse of a Participant has an interest in the Participant’s benefits under the Plan in connection with a property settlement or otherwise, the Administrator, in its sole discretion but solely if and to the extent permitted by Section 409A, shall have the right, notwithstanding any election made by a Participant, to immediately distribute the spouse’s or former spouse’s interest in the Participant’s benefits under the Plan to that spouse or former spouse.

14.16 Insurance. The Company, on its own behalf or on behalf of the trustee of the Trust (if any), and, in its sole discretion, may apply for and procure insurance on the life of the Participant, in such amounts and in such forms as the Company or the trustee of the Trust may choose. The Company or the trustee of the Trust, as the case may be, shall be the sole owner and beneficiary of any such insurance. The Participant shall have no interest whatsoever in any such policy or policies, and at the request of the Company and in order to satisfy the notice and consent requirements of Code Section 101(j)(4) or any applicable State insurance law requirements, shall supply such information and execute such documents as may be required by the insurance company or companies to whom the Company (or the trustee of the Trust) has applied for insurance.

14.17 Aggregation of Employers. If the Company is a member of a controlled group of corporations or a group of trades or business under common control (as described in Code Section 414(b) or (c), but substituting a fifty percent (50%) ownership level for the eighty percent (80%) level set forth in those Code Sections), all members of the group shall be treated as a single Company for purposes of whether there has occurred a Separation from Service and for any other purposes under the Plan as Section 409A shall require. For purposes of Section 9.1, in the case of a change in control event, the entities to be treated as a single Company shall be determined immediately following the change in control event.

14.18  Aggregation of Plans. If the Company offers other account balance deferred compensation plans in addition to the Plan, those plans together with the Plan shall be treated as a single plan to the extent required under Section 409A for purposes of determining whether an Employee may make a deferral election pursuant to Section 3.3(a) within thirty (30) days of becoming eligible to participate in the Plan, for purposes of cashing out de minimis amounts pursuant to Section 11.16 and for any other purposes under the Plan as Section 409A shall require.

14.19 USERRA. Notwithstanding anything herein to the contrary, any deferral or distribution election provided to a Participant as necessary to satisfy the requirements of the Uniformed Services Employment and Reemployment Rights Act of 1994, as amended, shall be permissible hereunder.
14.20 Acceleration of Distribution. The Company may, in its sole discretion (without any direct or indirect election on the part of any Participant), accelerate the date of distribution or commencement of distributions hereunder, or accelerate installment payments by paying the vested Account Balance in a lump sum or pursuant to a Yearly Installment Method using fewer years, to the extent permitted under Section 409A (such as, for example, as provided in Section 1.409A-3(j)(4) of the Treasury regulations, to comply with domestic relations orders or certain conflict of interest rules, to pay employment taxes, to make a lump sum cashout of certain de minimus amounts that are less than the applicable dollar amount under Code Section 402(g)(1)(B), or to make payments upon income inclusion under Section 409A).
If the Trust is established and the Trust terminates in accordance with the provisions of the Trust and benefits are distributed from the Trust to a Participant in accordance with such provisions, the Participant's benefits under this Plan shall be reduced to the extent of such distributions.
14.21 Delay in Payment. If the Administrator reasonably anticipates that any payment scheduled to be made hereunder would violate securities laws (or other applicable laws) or jeopardize the ability of the Company to continue as a going concern if paid as scheduled, then the Administrator may defer that payment, provided the Company treats payments to all similarly situated Participants on a reasonably consistent basis. In addition, the Company may, in its discretion, delay a payment upon such other events and conditions as the Internal Revenue Service may prescribe, provided the Company treats payments to all similarly situated Participants on a reasonably consistent basis. Any amounts deferred pursuant to this Section shall continue to be credited or debited with additional amounts in accordance with Section 3.9 above, even if such amount is being paid out in installments. The amounts so deferred and amounts credited or debited thereon shall be distributed to the Participant or his or her Beneficiary (in the event of the Participant's death) at the earliest possible date on which the Administrator reasonably anticipates that such violation or material harm would be avoided or as otherwise prescribed by the Internal Revenue Service.

IN WITNESS WHEREOF, the Company has adopted this amendment and restatement of the Plan effective as of July 1, 2018.

UNDER ARMOUR, INC.

By: /s/ Michele Campion

Title: Chief Human Resources Officer